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                                     10.87



                                WPI KOLL LETTER
                                   AGREEMENT

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                                                        [WPI-KOLL LOGO]



                                October 7, 1996


Mr. Christopher Curry
Director of Real Estate and Business Development
The Sports Club Company
11100 Santa Monica Boulevard Suite 300
Los Angeles, California 90025

Re:     Proposed Japanese Mega Mall Projects
        ------------------------------------

Dear Chris:

Thank you for our continued discussions over the last year regarding the interest of The Sports Club Company entering the Japan market to operate clubs of the stature of Sports Club L.A., Sports Club Irvine and the Reebok Sports Club in NY. This Letter Agreement will confirm the proposal for WPI.KOLL Asia Pacific Advisors ("WPI.KOLL") to bring The Sports Club Company ("Sports Club") into a series of major shopping/entertainment mixed use complexes which WPI.KOLL is planning in Japan (the "MegaMalls") with a consortium of major Japanese corporations ("Consortium).

1. Right of First Refusal. WPI.KOLL will provide Sports Club with a right of first refusal for a Japanese entity formed between Sports Club, or its controlled affiliate, and one or more Japanese companies from the Consortium to lease a sports and fitness facility of approximately one hundred thousand square feet (100,000 s.f.) in each of the proposed MegaMalls to be located in Japan when WPI.KOLL commences its leasing activity at such MegaMalls, provided this Letter Agreement is still in full force and effect at that time. WPI.KOLL will send a written notice to Sports Club when WPI.KOLL commences its concept design phase of each MegaMall and provide Sports Club with certain demographic and psychographic information on the trade area. Sports Club will then have sixty (60) days to confirm that it has preliminary interest to lease premises in such proposed MegaMall if and when it proceeds to development. Upon confirmation of such preliminary interest in writing, Sports Club shall then have an additional one hundred and twenty (120) days to complete its desired market research, financial feasibility and commit under a Letter of Intent to proceed with a lease on the project. Finalization of the lease shall proceed in the normal course of business. If Sports Club decides not to lease such premises (a) it will still have a right of first refusal as to other MegaMalls under this paragraph 1; and (b) WPI.KOLL will immediately have the right to lease premises in such MegaMall to another sports and fitness facility operator during the following three hundred sixty (360) day period providing a letter of intent to lease is entered into during such three hundred sixty (360) day period on terms no more favorable than offered to Sports Club. In the event the landlord is willing to offer more favorable terms to another operator, or after the following three hundred sixty (360) day period, the right of first refusal as to such terms shall be made available for re-consideration to Sports Club, however, the response period under this re-consideration period shall thirty (30) days to enter into the

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Mr. Christopher Curry
October 7, 1996
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Letter of Intent under the then offered terms.  Sports Club's actual leasing of facilities in such MegaMalls will be subject to standard lease documentation prepared by WPI.KOLL and the Japanese owner of the MegaMall property ("Owner"). The actual financial terms will still need to be negotiated by WPI.KOLL and Owner with Sports Club for Sports Club's actual occupancy in such MegaMalls, but the leases will be at the then fair market rental rate and other market terms for such space.

2. Japanese Venture. If Sports Club pursues participation in any way in the MegaMalls (leasing or otherwise), Sports Club will form a "Japanese Venture" (whether in joint venture, partnership or corporate form) with a Japanese partner or partners selected from the Consortium for Sports Club's proposed MegaMall athletic and fitness club activities. Such Japanese partner(s) will have, based upon the nature and extent of its participation, up to a forty five percent (45%) interest, Sports Club not less than a fifty point one percent (50.1%) interest and WPI.KOLL of four point nine percent (4.9%) carried interest in all profits generated by the Japanese Venture. Allan L. Davis will be a voting member on the executive committee or other governing body of such Japanese Venture for so long as WPI.KOLL designates. Other than these items, the Japanese Venture will be formed on such terms and conditions as may be negotiated between Sports Club and such Prospective Partner(s), such negotiations to be conducted and such agreements (if any) to be made by Sports Club at Sports Club's sole discretion.

3. Prospective Partner(s). WPI.KOLL will use its reasonable efforts to locate and introduce to Sports Club prospective Japanese partner(s) ("Prospective Partner(s)") for Sports Club's Japanese Venture as follows:

                a. Before WPI.KOLL's search for Japanese Prospective Partner(s) from the Consortium, Sports Club will submit to WPI.KOLL a detailed list of business, financial and other criteria relating to the proposed joint venture transaction ("Transaction Criteria"). WPI.KOLL and Sports Club will jointly prepare and approve the list of Transaction Criteria before commencing with the pursuit of Prospective Partner(s). Sports Club agrees to direct all new inquiries subsequent to announcement of Sports Club's intention to enter Japan to WPI.KOLL for the initial three (3) year period from the date of this Agreement from Prospective Partner(s) who are members of the Consortium who express direct interest to Sports Club to become Sports Club's partner for its Japanese Venture.

                b. Sports Club will perform its own evaluation on Prospective Partner(s), their operations ability, the personnel such partner(s) may put forward to assist in the Ventures operations in Japan, the partners financial standing and thereafter, WPI.KOLL shall have no liability if Prospective Partner(s) and Sports Club either do not form a Japanese Venture or, if formed, such Japanese Venture is not.
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Mr. Christopher Curry
October 7, 1996
Page 3


                financially or otherwise successful. In connection with the Japanese Venture, Sports Club and WPI.KOLL each agree to consult with its own tax advisor concerning US federal income tax, Japanese tax and other laws and foreign laws that may be applicable to it. In addition, Sports Club and WPI.KOLL each agree to obtain legal advice with respect to any US securities or other laws or regulations (US or foreign) that Sports Club or WPI.KOLL may have to comply with in connection with the Japanese Venture. Sports Club acknowledges that WPI.KOLL will not, and does not purport to, advise Sports Club with respect to tax matters or legal issues and vice versa.

                c. WPI.KOLL is not, and will not be deemed in any way, to be Sports Club's agent or broker. Sports Club acknowledges that WPI.KOLL will be acting solely to introduce Sports Club to Prospective Partner(s) and that WPI.KOLL does not (and will not be deemed to) make any representations or warranties with respect to such Prospective Partner(s).

                d. Sports Club will indemnify, defend, protect and hold WPI.KOLL harmless from and against any and all liability, and any and all claims, loss, demands, litigation, costs, attorneys' fees or judgments resulting from any incorrect or inaccurate information supplied to WPI.KOLL by Sports Club or the concealment of any material facts concerning Sports Club.

                e. WPI.KOLL will indemnify, defend, protect and hold Sports Club harmless from and against any and all liability, and any and all claims, loss, demands, litigation, costs, attorneys' fees or judgments resulting from any incorrect or inaccurate information supplied to Sports Club by WPI.KOLL or the concealment of any material facts concerning WPI.KOLL.

                f.      WPI.KOLL will not have authority to bind Sports Club.

4.      WPI.KOLL's Fee.  For locating such Prospective Partner(s), the
Japanese Venture to pay to WPI.KOLL, without offset or deduction, a fee equal to two per cent (2%) of the total equity contribution of the Prospective Partner(s) to the Japanese Venture for all equity contributions made in the formation, startup and opening (but not on any portion of the equity related to payment of the fee, or increased cost of construction after commencement of construction on each club) of the first four (4) MegaMall sports clubs in Japan after the formation of the Japanese Venture. Such fee will be due and payable by the Japanese Venture to WPI.KOLL when, and the Japanese Venture will be under no obligation to pay any part of this fee to WPI.KOLL until, the Japanese Venture is formed and upon each funding of equity thereafter relative to the first four (4) clubs by Sports Club or its controlled affiliate within the MegaMalls. For purposes of this Letter
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Mr. Christopher Curry
October 7, 1996
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Agreement, no Japanese Venture will be considered formed until Sports Club or the Japanese Venture entity has received the initial equity contribution from Prospective Partner(s).

5. Confidential Information. Each party acknowledges that it will have access to the other party's "Confidential Information" relating to the MegaMall projects, including without limitation, plans, specifications, rental rates, market information, customer information, and other data and analysis as well as operations of the athletic and fitness clubs. Each party agrees that, without the prior written consent of the other, it will not use for its own benefit or disclose any of the other party's Confidential Information to any third parties, except for its own employees on an as-needed basis (each party for itself agrees to cause its employees to keep it confidential and not use for their own benefit). Further, neither party will make any copies of any of the other party's Confidential Information, in whole or in part, for any purpose other than in connection with the MegaMalls and solicitation of Prospective Partner(s), which parties must similarly agree to keep confidential the Confidential Information, and will, upon request by the other party, return all of the other party's Confidential Information, including without limitation, all copies of Confidential Information and any notes or memoranda of conversations describing or relating to the Confidential Information and any and all documents, notes and memoranda, and any magnetic tapes or other electronic media that have been received or derived by the receiving party. Each party hereby acknowledges the unique nature of the Confidential Information and further acknowledge that monetary damages, by themselves, would not adequately compensate a party in the event that the other party disseminates or utilizes, or permits or suffers third parties to disseminate or utilize Confidential Information, except for the purposes described above. Therefore, in addition to recovering monetary damages, each party will have the right to obtain a temporary restraining order and/or injunctive relief from any court in equity to halt or prevent the dissemination or use of its Confidential Information by the other party except for the purposes described in this agreement.

6. Term. Unless sooner terminated as provided herein, the term of this Letter Agreement will be from October 1, 1996 through September 30, 2006. In the event no Japanese Venture letter of intent is executed within three (3) years of the date of execution of this letter by both parties and a subsequent venture agreement is entered into for a MegaMall property in the normal course of business within the next one (1) year period, this letter agreement shall be of no further force or effect. However, should the parties introduced by WPI.KOLL subsequently enter into a venture agreement with Sports Club for a MegaMall property within the subsequent two (2) year period to the termination date, the compensation due under this letter agreement shall be paid by the Japanese Venture to WPI.KOLL within thirty (30) days of the commencement of said venture.
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Mr. Christopher Curry
October 7, 1996
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7.      Miscellaneous.  This Letter Agreement contains the entire agreement between WPI.KOLL and Sports Club concerning WPI.KOLL's activities as a finder in connection with the location of Prospective Partner(s) and Sports Club's rights to locate a facility within the MegaMalls, and accurately describes our agreement as of today. Time is of the essence of each and every part of this Letter Agreement. This Letter Agreement will be governed by, and construed in accordance with, California law. The prevailing party in any dispute under this Letter Agreement will be entitled to recover reasonable attorneys' fees and costs of suit as determined by a court of competent jurisdiction in Los Angeles County. This Letter Agreement may not be modified or amended except by an agreement in writing signed by both parties.

We appreciate your interest in entering the Japan market and the MegaMall projects as well as the time and effort Sports Club has put into this project to date. We look forward to a highly successful relationship for both of us in Japan. If the terms outlined above accurately reflect our agreement, please sign below and return a second original to me.

                                        WPI.KOLL Asia Pacific Advisors
                                        a Delaware limited liability company


                                        By:     /s/ ALLAN L. DAVIS
                                           ------------------------------------
                                                Allan L. Davis
                                                President

ACKNOWLEDGED AND AGREED TO:

The Sports Club Company,
a Delaware Corporation


By: /s/ DAVID M. TALLA
   ----------------------------


Dated:  This 9th day of October, 1996